Exhibit 1.1

(Translation)

Articles of Incorporation of United Microelectronics Corporation

Last Updated: May 28, 2025

Section I	General Provisions

Article 1

The Company shall be incorporated as a company limited by shares under the Company Act and its name shall be “聯華電子股份有限公司” in the Chinese Language, and “United Microelectronics Corporation” in the English language.

Article 2	The scope of business of the Company shall be as follow:

CC01080 Electronics Components Manufacturing

I501010 Product Designing

F401010 International Trade

C801990 Other Chemical Materials Manufacturing

C802990 Other Chemical Products Manufacturing

CA02990 Other Metal Products Manufacturing

IG03010 Energy Technical Services

I199990 Other Consulting Service

J101090 Waste Disposal

1. Integrated circuits;

2. Various semiconductor parts and components, such as Hybrid Circuits, IC Cards and Circuit Modules, etc.;

3. Parts and components of microcomputers, microprocessors, peripheral support and system products, such as Contact Image Sensors (CIS) and Liquid Crystal Displays (LCD), etc.;

4. Parts and components of Semiconductor memory and its systems products;

5. Parts and components of semiconductor and its systems products used in digital signal acquisition and transmission system;

6. Parts and components of semiconductor and its systems products used in telecommunication systems;

7. Testing and packaging of integrated circuits;

8. Production of mask;

9. Metals, derived fuels and chemical products that are generated simultaneously from the company’s manufacturing process;

10. Management consulting service in regard to sustainable development, energy/resources conservation technologies and semiconductor fab related affairs;

11. Clearance, recycle and disposal of waste and manufacturing outputs (Only for waste disposal processing outside of the science park);

12. Research and development, design, production, sales, promotion and after sale service of all above items and their application products;

13. Also engage in export/import trade business in relation to the business of the Company.

Article 2-1	The Company may act as a guarantor.

Article 2-2

When the Company becomes a shareholder of limited liability in other companies, the total amount of its investment may not be subject to the restriction of not exceeding 40% of its own paid-in capital as provided in Article 13 of the Company Act.

Article 3

The Company shall have its head-office in Hsinchu Science-based Industrial Park and, if necessary, may set up branches or business offices in and out of this country upon a resolution of its Board of Directors and approval from the competent government authority.

Article 4	Public notices of the Company shall be made in accordance with Article 28 of the Company Act.

Section II	Shares

Article 5

The total capital amount of the Company shall be Two Hundred and Sixty billion New Taiwan Dollars accounting for Twenty Six billion shares, at a par value of Ten New Taiwan Dollars (NT$10) per share. The Board of Directors is authorized to issue the unissued shares in installments. The issue price per share will be determined by the Board of Directors pursuant to the ROC Company Act or relevant securities-related laws and regulations.

The capital, within fifteen billion New Taiwan Dollars, is for corporate bonds with equity warrants, which is one thousand and five hundred million shares, at a par value of ten New Taiwan Dollars (NT$10) per share. The Board of Directors is authorized to issue the unissued shares in installments depending on the business needs of the Company.

Moreover, the capital, within twenty billion New Taiwan Dollars, is for warrant, which is two billion shares at a par value of Ten New Taiwan Dollars (NT$10) per share. The Board of Directors is authorized to issue the unissued shares in installments depending on the business needs of the Company.

The recipients of treasury stock transferred to employees, issuance of shares, employee stock options and restricted stock awards can be the employees of the Company’s subsidiaries who fulfill specific requirements.

Article 6	The share certificate of the Company is all name-bearing share certificates and shall be issued after duly authentication pursuant to the law.

The Company can also deliver shares by wiring into account books based on related regulations, rather printing physical shares. When issuing other securities, the same rule applies.

Article 7

Registration for transfer of shares shall all be suspended 60 days before the convocation of any ordinary shareholders’ meeting, 30 days before the convocation of extraordinary shareholders’ meeting, or 5 days before the record day for distribution of dividend, interest and bonus or any other benefit as scheduled by the Company.

Section III	Shareholders’ Meeting

Article 8

Shareholders’ meeting shall be of two types, namely general and extraordinary shareholders’ meeting; the former shall be convened once a year by the Board of Directors in accordance with laws within six months after the close of each accounting fiscal year and the latter shall be convened in accordance with laws whenever necessary. Shareholders’ meeting of the Company can be held by means of visual communication network or other methods promulgated by the central competent authority.

Article 9

In case a shareholder is unable to attend a shareholders’ meeting, he/she may issue proxy printed by the Company setting forth the scope of authorization by signing or affixing his/her seal on the proxy form for the representative to be present on his/her behalf.

Article 10	Unless otherwise provided in the Laws, a shareholder of the Company shall have one vote for each share held by him or her.

Article 11

Unless otherwise provided in the Company Act, Securities and Exchange Act or other Laws, resolution(s) shall be made at the meeting attended by shareholders holding and representing a majority of the total number of issued and outstanding shares and at which meeting a majority of the shareholders shall vote in favor of the resolution.

Section IV	Directors and Committees

Article 12

The Company shall have nine (9) to eleven (11) directors to be elected at a shareholders’ meeting through a nominating system from persons of legal capacity to serve a term of three years. A director may be re-elected.

At least three (3) directors or one-fifth of all directors, whichever is higher, shall be the independent directors. The qualification, the limitations of shareholding and concurrently serving other positions, the methods of nomination and election and other related matters shall be subject to the applicable laws.

Article 13

The Company shall set forth the Audit Committee, which comprises of all the independent directors. The seats, the term, the authorities, the rules governing meetings and the resources the Company shall provide upon the committee’s exercise of authority shall be governed by the Audit Committee Charter, which will be set forth separately.

Article 13-1

The Company established a Remuneration Committee, of which the number of members, duration of duty, rights of duty, rules of procedure, and resources that the Company must provide during the period of duty shall be separately determined by the Remuneration Committee Charter.

Article 13-2

The Company established a Sustainable Development and Nominating Committee, of which the number of members, duration of duty, rights of duty, rules of procedure, and resources that the Company must provide during the period of duty shall be separately determined by the Sustainable Development and Nominating Committee Charter.

Article 14	The Company has to purchase D&O for directors during their terms.

Article 15

The Board of Directors shall be organized by directors. The Chairman of the Board shall be elected by the majority of directors present at a meeting attended by more than two thirds of directors. The directors may also elect a vice Chairman of the Board whenever they may deem necessary to carry out the Company’s activities. The Chairman of the Board shall internally be the Chairman of the meeting of shareholders, Board of Directors and managing directors’ meeting and externally represent the Company.

Article 16

In case the Chairman of the Board of Directors is on leave or unable to perform his duties for cause, the vice Chairman of the Board of Directors, if any, shall act as the Chairman. If there is no vice Chairman of the Board or the vice Chairman of the Board is also on leave or unable to perform his duties for cause, the Chairman of the Board shall designate a director to act as the chairman. If there is no such designation, the directors shall elect one from amongst themselves.

Article 16-1

In case a board member is unable to attend the Board of Directors’ meeting, he/she may issue proxy setting forth the scope of authorization by signing or affixing his/her seal on the proxy form for another board member to present on his/her behalf. The representative shall serve as the proxy for one director only.

Other than what is demanded by ROC Company Act, Securities and Exchange Act or other Laws, the resolution of the board of directors shall be adopted by a majority of the directors present at the meeting attended by more than half of the directors.

Article 17

Remunerations for all directors shall be decided by the Board of Directors authorized by a meeting of shareholders according to involvements and contributions to the Companies’ operation and at the normal rate adopted by other firms of the same industry.

Article 18	The Board of Directors shall have the following functions and responsibilities:

1.  Examination and review of operational policy and medium and long-term development plans.

2.  Review of and supervision over execution of annual business plans.

3.  Approval of budget and examination of the final settlement of account.

4.  Examination of capital increase/decrease plans.

5.  Examination of earnings distribution or making up of loss programs.

6.  Examination and approval of important contracts.

7.  Examination of Articles of Incorporation or amendments thereof.

8.  Approval of organizational by-laws and important business rules.

9.  Decision in establishment, reorganization or removal of branch offices.

10.  Approval of major capital expenditure plans.

11.  Appointment and discharge of managers.

12.  Execution of resolutions adopted at shareholders’ meeting.

13.  Examination of matters proposed by the general manager for decision.

14.  Convocation of shareholders’ meeting and making business reports.

15.  Other matters to be handled in accordance with the laws.

Article 19

Except for the authority provided under Paragraph 4, Article 14-4 of the Securities and Exchange Act, the authorities granted to each of the supervisor under the Company Act, the Securities and Exchange Act and other laws shall be granted to and exercised by the Audit Committee. Provisions of Paragraph 4, Article 14-4 of the Securities and Exchange Act which are relating to the supervisor’s activities and capacity of being the representative of a company provided under the Company Act shall apply mutatis mutandis to each independent director, and a member of the Audit Committee.

Section V	Managers

Article 20

The Company may have one Chief Executive Officer and several managers, whose appointments, discharge, and remunerations shall be subject to provisions in Article 29 of the ROC Company Act as well as related regulations. The title and scope of authority of the managers are to be determined by the board of directors, and the board of directors can authorize the chairman to determine.

Section VI	Accounting

Article 21

The Board of Directors shall prepare at the close of each accounting fiscal year for the Company (1) Business Report, (2) Financial Statements, (3) Proposal of Distribution of Earnings or Making Up of Loss, etc. and submit the same to the general shareholders meeting for acceptance.

Article 21-1

The Company shall allocate no less than 5% of profit as employees’ compensation and no more than 0.2% of profit as directors’ compensation for each profitable fiscal year after offsetting any cumulative losses; no less than 30% of the aforementioned profit as employees’ compensation should be allocated to entry-level employees.

The aforementioned employees’ compensation will be distributed in shares or cash. The employees of the Company’s subsidiaries who fulfill specific requirements stipulated by the Board of Directors may be granted such compensation. Directors may only receive compensation in cash.

The Company may, by a resolution adopted by a majority vote at a meeting of the Board of Directors attended by two-thirds of the total number of directors, distribute the aforementioned employees’ and directors’ compensation and report to the shareholders’ meeting for such distribution.

Article 22	After making the final settlement of account, the Company shall allocate the net profit (“earnings”), if any, according to the following sequence:

1. Payment of taxes. 2. Making up for loss in preceding years. 3. Setting aside 10% for legal reserve, except for when accumulated legal reserve has reached the Company’s paid-in capital.

4.  Appropriating or reversing special reserve by government officials or other regulations.

5.  The remaining, in addition to the previous year’s unappropriated earnings, the Company shall distribute it according to the distribution plan proposed by the Board of Directors according to the dividend policy in paragraph two of this clause and submitted to the shareholders’ meeting for approval.

Because the company conducts business in a capital-intensive industry and continues to operate in its growth phase, the dividend policy of the Company shall be determined pursuant to factors such as the investment environment, its funding requirements, domestic and overseas competitive landscape and its capital expenditure forecast, as well as shareholders’ interest, balancing dividends and UMC’s long-term financial planning. The Board of Directors shall propose the distribution plan and submit it to the shareholders’ meeting every year. The distribution of shareholders dividend shall be allocated as cash dividend in the range of 20% to 100%, and stock dividend in the range of 0% to 80%.

Section VII	Additional Rules

Article 23	The organization by-law of the Company shall be provided otherwise.

Article 24	In regard to all matters not provided for in these Articles of Incorporation, the Company Act, Securities and Exchange Act or other Laws shall govern.

Article 25

These Article of Incorporation were enacted on Feb. 21, 1980 and amended on Feb. 21, 1981 for the first time, on May 16, 1981 for the second time, on Aug. 8, 1981 for the third time, on Oct. 20, 1981 for the fourth time, on Jan. 15, 1982 for the fifth time, on Apr. 28, 1983 for the sixth time, on Mar. 19, 1984 for the seventh time, on Aug. 7, 1984 for the eighth time, on Apr. 30, 1985 for the ninth time, on Apr. 26, 1986 for the tenth time, on May 23, 1987 for the eleventh time, on Mar. 5, 1988 for the twelfth time, on March 25, 1989 for the thirteenth time, on June 6, 1989 for the fourteenth time, on Apr. 14, 1990 for the fifteenth time, on Jun. 29, 1991 for the sixteenth time, on May 7, 1992 for the seventeenth time, on Apr. 22, 1994 for the eighteenth time, on May 4, 1995 for the nineteenth time, on Jun. 21, 1995 for the twentieth time, on Apr. 11, 1996 for the twenty-first time, on Jun. 24, 1997 for the twenty-second time, on May 5, 1998 for the twenty-third time, on May 13, 1999 for twenty-fourth time, on Jul. 30, 1999 for twenty-fifth time, on Apr. 7, 2000 for twenty-sixth time, on May 30, 2001 for the twenty-seventh time, on June 3, 2002 for the twenty-eighth time, on June 9, 2003 for the twenty-ninth time, on June 1, 2004 for the thirtieth time, on June 13, 2005 for the thirty-first time, on June 12, 2006 for the thirty-second time, on June 11, 2007 for the thirty-third time, and on June 13, 2008 for the thirty-fourth time, on June 15, 2011 for the thirty-fifth time, on June 7, 2016 for the thirty-sixth time, on June 8, 2017 for the thirty-seventh time, on June 12, 2018 for the thirty-eighth time, on June 10, 2020 for the thirty-ninth time, on May 30, 2024 for the fortieth time, and on May 28, 2025 for the forty-first time.